Exhibit 99.1

South Plains Financial, Inc. Reports Second Quarter 2025 Financial Results

LUBBOCK, Texas, July 16, 2025 (GLOBE NEWSWIRE) – South Plains Financial, Inc. (NASDAQ:SPFI) (“South Plains” or the “Company”), the parent company of City Bank (“City Bank” or the “Bank”), today reported its financial results for the quarter ended June 30, 2025.

Second Quarter 2025 Highlights

●	Net income for the second quarter of 2025 was $14.6 million, compared to $12.3 million for the first quarter of 2025 and $11.1 million for the second quarter of 2024.
●	Diluted earnings per share for the second quarter of 2025 was $0.86, compared to $0.72 for the first quarter of 2025 and $0.66 for the second quarter of 2024.
●	Average cost of deposits for the second quarter of 2025 was 214 basis points, compared to 219 basis points for the first quarter of 2025 and 243 basis points for the second quarter of 2024.
●	Net interest margin, on a tax-equivalent basis, was 4.07% for the second quarter of 2025, compared to 3.81% for the first quarter of 2025 and 3.63% for the second quarter of 2024.
●	Return on average assets for the second quarter of 2025 was 1.34%, compared to 1.16% for the first quarter of 2025 and 1.07% for the second quarter of 2024.
●	Tangible book value (non-GAAP) per share was $26.70 as of June 30, 2025, compared to $26.05 as of March 31, 2025 and $24.15 as of June 30, 2024.
●	The consolidated total risk-based capital ratio, common equity tier 1 risk-based capital ratio, and tier 1 leverage ratio at June 30, 2025 were 18.17%, 13.86%, and 12.12%, respectively.

Curtis Griffith, South Plains’ Chairman and Chief Executive Officer, commented, “We delivered solid second quarter results highlighted by steady margin expansion, continued loan growth despite high levels of loan payoffs, which were expected, and healthy capital levels that continued to build through the quarter. Additionally, we believe the credit quality of our loan portfolio remained solid through the quarter. We believe that we are in a strong position to take advantage of opportunities as they present themselves and are pursuing a strategy to increase the assets of the Bank primarily focused on expanding our lending capabilities. Our community-based deposit franchise continues to provide a stable, lower-cost funding source for loan growth across our markets and our team has done a terrific job growing our loan portfolio over the last five years. We believe that we have opportunities to accelerate that growth by further expanding our lending platform and adding experienced commercial lenders who share our culture and values, and who can bring high quality customer relationships to the Bank. We recruited several experienced lenders in the Dallas market during the second quarter and will continue to add talent in the quarters to come as we expand our reach and continue to work to take market share.”

Results of Operations, Quarter Ended June 30, 2025

Net Interest Income

Net interest income was $42.5 million for the second quarter of 2025, compared to $38.5 million for the first quarter of 2025 and $35.9 million for the second quarter of 2024. Net interest margin, calculated on a tax-equivalent basis, was 4.07% for the second quarter of 2025, compared to 3.81% for the first quarter of 2025 and 3.63% for the second quarter of 2024. The average yield on loans was 6.99% for the second quarter of 2025, compared to 6.67% for the first quarter of 2025 and 6.60% for the second quarter of 2024. The average cost of deposits was 214 basis points for the second quarter of 2025, which is 5 basis points lower than the first quarter of 2025 and 29 basis points lower than the second quarter of 2024. There was a recovery of $1.7 million in interest during the second quarter of 2025, related to a full repayment of a loan that had previously been on nonaccrual. This recovery positively impacted the net interest margin by 17 basis points and the loan yield by 23 basis points during the second quarter of 2025.

Interest income was $64.1 million for the second quarter of 2025, compared to $59.9 million for the first quarter of 2025 and $59.2 million for the second quarter of 2024. Interest income increased $4.2 million in the second quarter of 2025 from the first quarter of 2025, which was primarily comprised of an increase of $3.3 million in loan interest income and an increase of $888 thousand in interest income on other earning assets. The increase in loan interest income was due primarily to the $1.7 million recovery of interest and growth of $20.0 million in average loans outstanding during the second quarter of 2025. The increase in interest income on other earning assets was mainly due to an increase of $69.8 million in average other interest-earning assets during the second quarter of 2025. Interest income increased $4.9 million in the second quarter of 2025 compared to the second quarter of 2024. This increase was primarily due to the $1.7 million recovery of interest and an increase of average loans of $12.0 million and higher loan interest rates during the period, resulting in growth of $3.3 million in loan interest income.

Interest expense was $21.6 million for the second quarter of 2025, compared to $21.4 million for the first quarter of 2025 and $23.3 million for the second quarter of 2024. Interest expense increased $237 thousand compared to the first quarter of 2025 and decreased $1.7 million compared to the second quarter of 2024. The $237 thousand increase was primarily as a result of a $21.2 million increase in average interest-bearing deposits during the second quarter of 2025 as compared to the first quarter of 2025. The $1.7 million decrease was primarily as a result of a 42 basis point decline in the cost of interest-bearing deposits, partially offset by an increase of $151.3 million in average interest-bearing deposits in the second quarter of 2025 as compared to the second quarter of 2024.

Noninterest Income and Noninterest Expense

Noninterest income was $12.2 million for the second quarter of 2025, compared to $10.6 million for the first quarter of 2025 and $12.7 million for the second quarter of 2024. The increase from the first quarter of 2025 was primarily due to an increase of $1.5 million in mortgage banking revenues, mainly as a result of an increase of $1.4 million in the fair value adjustment of the mortgage servicing rights assets as interest rates that affect the value stabilized in the second quarter of 2025 after declining in the first quarter of 2025. The decrease in noninterest income for the second quarter of 2025 as compared to the second quarter of 2024 was primarily due to a decrease of $523 thousand in income from investments in Small Business Investment Companies.

Noninterest expense was $33.5 million for the second quarter of 2025, compared to $33.0 million for the first quarter of 2025 and $32.6 million for the second quarter of 2024. The $513 thousand increase from the first quarter of 2025 was largely the result of an increase of $267 thousand in personnel expenses and $144 thousand in increased professional service expenses. The $971 thousand increase in noninterest expense for the second quarter of 2025 as compared to the second quarter of 2024 was largely the result of an increase of $509 thousand in personnel expenses, mainly a result of annual salary adjustments.

Loan Portfolio and Composition

Loans held for investment were $3.10 billion as of June 30, 2025, compared to $3.08 billion as of March 31, 2025 and $3.09 billion as of June 30, 2024. The increase of $23.1 million, or 3.0% annualized, during the second quarter of 2025 as compared to the first quarter of 2025 occurred primarily as a result of organic loan growth experienced broadly across the portfolio, partially offset by a decrease of $52.6 million in multi-family property loans mainly due to the payoff of three loans totaling $49.1 million. As of June 30, 2025, loans held for investment increased $4.7 million, or 0.2%, from June 30, 2024.

Deposits and Borrowings

Deposits totaled $3.74 billion as of June 30, 2025, compared to $3.79 billion as of March 31, 2025 and $3.62 billion as of June 30, 2024. Deposits decreased by $53.6 million, or 1.4%, in the second quarter of 2025 from March 31, 2025. Deposits increased by $114.4 million, or 3.2%, at June 30, 2025 as compared to June 30, 2024. Noninterest-bearing deposits were $998.8 million as of June 30, 2025, compared to $966.5 million as of March 31, 2025 and $951.6 million as of June 30, 2024. Noninterest-bearing deposits represented 26.7% of total deposits as of June 30, 2025. The quarterly change in total deposits was mainly due to a seasonal decrease of $73.7 million in public fund deposits, partially offset by organic growth in retail and commercial deposits. The year-over-year increase in total deposits was primarily the result of continued organic growth in retail and commercial deposits.

Asset Quality

The Company recorded a provision for credit losses in the second quarter of 2025 of $2.5 million, compared to $420 thousand in the first quarter of 2025 and $1.8 million in the second quarter of 2024. The provision during the second quarter of 2025 was largely attributable to an increase in specific reserves, net charge-off activity, increased loan balances, and several credit quality downgrades.

The ratio of allowance for credit losses to loans held for investment was 1.45% as of June 30, 2025, compared to 1.40% as of March 31, 2025 and 1.40% as of June 30, 2024.

The ratio of nonperforming assets to total assets was 0.25% as of June 30, 2025, compared to 0.16% as of March 31, 2025 and 0.57% as of June 30, 2024. Annualized net charge-offs were 0.06% for the second quarter of 2025, compared to 0.07% for the first quarter of 2025 and 0.10% for the second quarter of 2024.

Capital

Book value per share increased to $27.98 at June 30, 2025, compared to $27.33 at March 31, 2025. The change was primarily driven by $12.2 million of net income after dividends paid, partially offset by a decrease in accumulated other comprehensive income of $2.3 million. The ratio of tangible common equity to tangible assets (non-GAAP) increased 34 basis points to 9.98% during the second quarter of 2025.

Conference Call

South Plains will host a conference call to discuss its second quarter 2025 financial results today, July 16, 2025, at 5:00 p.m., Eastern Time. Investors and analysts interested in participating in the call are invited to dial 1-877-407-9716 (international callers please dial 1-201-493-6779) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call and conference materials will be available on the Company’s website at https://www.spfi.bank/news-events/events.

A replay of the conference call will be available within two hours of the conclusion of the call and can be accessed on the investor section of the Company’s website as well as by dialing 1-844-512-2921 (international callers please dial 1-412-317-6671). The pin to access the telephone replay is 13754259. The replay will be available until July 30, 2025.

About South Plains Financial, Inc.

South Plains is the bank holding company for City Bank, a Texas state-chartered bank headquartered in Lubbock, Texas. City Bank is one of the largest independent banks in West Texas and has additional banking operations in the Dallas, El Paso, Greater Houston, the Permian Basin, and College Station, Texas markets, and the Ruidoso, New Mexico market. South Plains provides a wide range of commercial and consumer financial services to small and medium-sized businesses and individuals in its market areas. Its principal business activities include commercial and retail banking, along with investment, trust and mortgage services. Please visit https://www.spfi.bank for more information.

Non-GAAP Financial Measures

Some of the financial measures included in this press release are not measures of financial performance recognized in accordance with generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures include Tangible Book Value Per Share, Tangible Common Equity to Tangible Assets, and Pre-Tax, Pre-Provision Income. The Company believes these non-GAAP financial measures provide both management and investors a more complete understanding of the Company’s financial position and performance. These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures.

We classify a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the United States in our statements of income, balance sheets or statements of cash flows. Not all companies use the same calculation of these measures; therefore, this presentation may not be comparable to other similarly titled measures as presented by other companies.

A reconciliation of non-GAAP financial measures to GAAP financial measures is provided at the end of this press release.

Available Information

The Company routinely posts important information for investors on its web site (under www.spfi.bank and, more specifically, under the News & Events tab at www.spfi.bank/news-events/press-releases). The Company intends to use its web site as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD (Fair Disclosure) promulgated by the U.S. Securities and Exchange Commission (the “SEC”). Accordingly, investors should monitor the Company’s web site, in addition to following the Company’s press releases, SEC filings, public conference calls, presentations and webcasts.

The information contained on, or that may be accessed through, the Company’s web site is not incorporated by reference into, and is not a part of, this document.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect South Plains’ current views with respect to future events and South Plains’ financial performance. Any statements about South Plains’ expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. South Plains cautions that the forward-looking statements in this press release are based largely on South Plains’ expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond South Plains’ control. Factors that could cause such changes include, but are not limited to, the impact on us and our customers of a decline in general economic conditions and any regulatory responses thereto; potential recession in the United States and our market areas; the impacts related to or resulting from uncertainty in the banking industry as a whole; increased competition for deposits in our market areas and related changes in deposit customer behavior; the impact of changes in market interest rates, whether due to a continuation of the elevated interest rate environment or further reductions in interest rates and a resulting decline in net interest income; the lingering inflationary pressures, and the risk of the resurgence of elevated levels of inflation, in the United States and our market areas; the uncertain impacts of ongoing quantitative tightening and current and future monetary policies of the Board of Governors of the Federal Reserve System; changes in unemployment rates in the United States and our market areas; adverse changes in customer spending and savings habits; declines in commercial real estate values and prices; a deterioration of the credit rating for U.S. long-term sovereign debt or uncertainty regarding United States fiscal debt, deficit and budget matters; cyber incidents or other failures, disruptions or breaches of our operational or security systems or infrastructure, or those of our third-party vendors or other service providers, including as a result of cyber-attacks; severe weather, natural disasters, acts of war or terrorism, geopolitical instability or other external events, including as a result of the policies of the current U.S. presidential administration or Congress; the impacts of tariffs, sanctions and other trade policies of the United States and its global trading counterparts and the resulting impact on the Company and its customers; competition and market expansion opportunities; changes in non-interest expenditures or in the anticipated benefits of such expenditures; the risks related to the development, implementation, use and management of emerging technologies, including artificial intelligence and machine learnings; potential costs related to the impacts of climate change; current or future litigation, regulatory examinations or other legal and/or regulatory actions; and changes in applicable laws and regulations. Additional information regarding these risks and uncertainties to which South Plains’ business and future financial performance are subject is contained in South Plains’ most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q on file with the SEC, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of such documents, and other documents South Plains files or furnishes with the SEC from time to time, which are available on the SEC’s website, www.sec.gov. Actual results, performance or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements due to additional risks and uncertainties of which South Plains is not currently aware or which it does not currently view as, but in the future may become, material to its business or operating results. Due to these and other possible uncertainties and risks, the Company can give no assurance that the results contemplated in the forward-looking statements will be realized and readers are cautioned not to place undue reliance on the forward-looking statements contained in this press release. Any forward-looking statements presented herein are made only as of the date of this press release, and South Plains does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, new information, the occurrence of unanticipated events, or otherwise, except as required by applicable law. All forward-looking statements, express or implied, included in the press release are qualified in their entirety by this cautionary statement.

Contact:	Mikella Newsom, Chief Risk Officer and Secretary
(866) 771-3347
investors@city.bank

Source: South Plains Financial, Inc.

South Plains Financial, Inc.
Consolidated Financial Highlights - (Unaudited)
(Dollars in thousands, except share data)

	As of and for the quarter ended
	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
Selected Income Statement Data:
Interest income	$64,135	$59,922	$61,324	$61,640	$59,208
Interest expense	21,632	21,395	22,776	24,346	23,320
Net interest income	42,503	38,527	38,548	37,294	35,888
Provision for credit losses	2,500	420	1,200	495	1,775
Noninterest income	12,165	10,625	13,319	10,635	12,709
Noninterest expense	33,543	33,030	29,948	33,128	32,572
Income tax expense	4,020	3,408	4,222	3,094	3,116
Net income	14,605	12,294	16,497	11,212	11,134
Per Share Data (Common Stock):
Net earnings, basic	$0.90	$0.75	$1.01	$0.68	$0.68
Net earnings, diluted	0.86	0.72	0.96	0.66	0.66
Cash dividends declared and paid	0.15	0.15	0.15	0.14	0.14
Book value	27.98	27.33	26.67	27.04	25.45
Tangible book value (non-GAAP)	26.70	26.05	25.40	25.75	24.15
Weighted average shares outstanding, basic	16,231,627	16,415,862	16,400,361	16,386,079	16,425,360
Weighted average shares outstanding, dilutive	16,886,993	17,065,599	17,161,646	17,056,959	16,932,077
Shares outstanding at end of period	16,230,475	16,235,647	16,455,826	16,386,627	16,424,021
Selected Period End Balance Sheet Data:
Cash and cash equivalents	$470,496	$536,300	$359,082	$471,167	$298,006
Investment securities	570,000	571,527	577,240	606,889	591,031
Total loans held for investment	3,098,978	3,075,860	3,055,054	3,037,375	3,094,273
Allowance for credit losses	45,010	42,968	43,237	42,886	43,173
Total assets	4,363,674	4,405,209	4,232,239	4,337,659	4,220,936
Interest-bearing deposits	2,740,179	2,826,055	2,685,366	2,720,880	2,672,948
Noninterest-bearing deposits	998,759	966,464	935,510	998,480	951,565
Total deposits	3,738,938	3,792,519	3,620,876	3,719,360	3,624,513
Borrowings	111,799	110,400	110,354	110,307	110,261
Total stockholders’ equity	454,074	443,743	438,949	443,122	417,985
Summary Performance Ratios:
Return on average assets (annualized)	1.34%	1.16%	1.53%	1.05%	1.07%
Return on average equity (annualized)	13.05%	11.30%	14.88%	10.36%	10.83%
Net interest margin (1)	4.07%	3.81%	3.75%	3.65%	3.63%
Yield on loans	6.99%	6.67%	6.69%	6.68%	6.60%
Cost of interest-bearing deposits	2.91%	2.93%	3.12%	3.36%	3.33%
Efficiency ratio	61.11%	66.90%	57.50%	68.80%	66.72%
Summary Credit Quality Data:
Nonperforming loans	$10,463	$6,467	$24,023	$24,693	$23,452
Nonperforming loans to total loans held for investment	0.34%	0.21%	0.79%	0.81%	0.76%
Other real estate owned	$535	$600	$530	$973	$755
Nonperforming assets to total assets	0.25%	0.16%	0.58%	0.59%	0.57%
Allowance for credit losses to total loans held for investment	1.45%	1.40%	1.42%	1.41%	1.40%
Net charge-offs to average loans outstanding (annualized)	0.06%	0.07%	0.11%	0.11%	0.10%

	As of and for the quarter ended
	June 30 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
Capital Ratios:
Total stockholders’ equity to total assets	10.41%	10.07%	10.37%	10.22%	9.90%
Tangible common equity to tangible assets (non-GAAP)	9.98%	9.64%	9.92%	9.77%	9.44%
Common equity tier 1 to risk-weighted assets	13.86%	13.59%	13.53%	13.25%	12.61%
Tier 1 capital to average assets	12.12%	12.04%	12.04%	11.76%	11.81%
Total capital to risk-weighted assets	18.17%	17.93%	17.86%	17.61%	16.86%

(1)	Net interest margin is calculated as the annual net interest income, on a fully tax-equivalent basis, divided by average interest-earning assets.

South Plains Financial, Inc.
Average Balances and Yields - (Unaudited)
(Dollars in thousands)

	For the Three Months Ended
	June 30, 2025			June 30, 2024

	Average Balance	Interest	Yield/Rate	Average Balance	Interest	Yield/Rate
Assets
Loans	$3,094,558	$53,894	6.99%	$3,082,601	$50,579	6.60%
Debt securities - taxable	508,508	4,700	3.71%	533,553	5,285	3.98%
Debt securities - nontaxable	152,202	1,015	2.67%	155,408	1,022	2.64%
Other interest-bearing assets	456,818	4,747	4.17%	225,720	2,545	4.53%

Total interest-earning assets	4,212,086	64,356	6.13%	3,997,282	59,431	5.98%
Noninterest-earning assets	166,763			171,472

Total assets	$4,378,849			$4,168,754

Liabilities & stockholders’ equity
NOW, Savings, MMDA’s	$2,326,779	15,890	2.74%	$2,221,427	17,652	3.20%
Time deposits	438,697	4,172	3.81%	392,778	3,977	4.07%
Short-term borrowings	18	-	0.00%	3	-	0.00%
Notes payable & other long-term borrowings	-	-	0.00%	-	-	0.00%
Subordinated debt	64,031	835	5.23%	63,845	835	5.26%
Junior subordinated deferrable interest debentures	46,393	735	6.35%	46,393	856	7.42%

Total interest-bearing liabilities	2,875,918	21,632	3.02%	2,724,446	23,320	3.44%
Demand deposits	990,343			960,106
Other liabilities	63,679			70,854
Stockholders’ equity	448,909			413,348

Total liabilities & stockholders’ equity	$4,378,849			$4,168,754

Net interest income		$42,724			$36,111
Net interest margin (2)			4.07%			3.63%

(1)	Average loan balances include nonaccrual loans and loans held for sale.
(2)	Net interest margin is calculated as the annualized net interest income, on a fully tax-equivalent basis, divided by average interest-earning assets.

South Plains Financial, Inc.
Average Balances and Yields - (Unaudited)
(Dollars in thousands)

	For the Six Months Ended
	June 30, 2025			June 30, 2024

	Average Balance	Interest	Yield/Rate	Average Balance	Interest	Yield/Rate
Assets
Loans	$3,084,563	$104,471	6.83%	$3,048,569	$99,519	6.56%
Debt securities - taxable	509,431	9,392	3.72%	543,817	10,796	3.99%
Debt securities - nontaxable	152,716	2,029	2.68%	155,831	2,046	2.64%
Other interest-bearing assets	421,899	8,606	4.11%	262,345	6,020	4.61%

Total interest-earning assets	4,168,609	124,498	6.02%	4,010,562	118,381	5.94%
Noninterest-earning assets	169,222			177,882

Total assets	$4,337,831			$4,188,444

Liabilities & stockholders’ equity
NOW, Savings, MMDA’s	$2,314,562	31,401	2.74%	$2,253,704	35,649	3.18%
Time deposits	440,297	8,488	3.89%	383,816	7,643	4.00%
Short-term borrowings	11	-	0.00%	3	-	0.00%
Notes payable & other long-term borrowings	-	-	0.00%	-	-	0.00%
Subordinated debt	64,008	1,670	5.26%	63,822	1,670	5.26%
Junior subordinated deferrable interest debentures	46,393	1,468	6.38%	46,393	1,717	7.44%

Total interest-bearing liabilities	2,865,271	43,027	3.03%	2,747,738	46,679	3.42%
Demand deposits	962,557			959,219
Other liabilities	64,875			70,856
Stockholders’ equity	445,128			410,631

Total liabilities & stockholders’ equity	$4,337,831			$4,188,444

Net interest income		$81,471			$71,702
Net interest margin (2)			3.94%			3.60%

(1)	Average loan balances include nonaccrual loans and loans held for sale.
(2)	Net interest margin is calculated as the annualized net interest income, on a fully tax-equivalent basis, divided by average interest-earning assets.

South Plains Financial, Inc.
Consolidated Balance Sheets
(Unaudited)
(Dollars in thousands)

	As of
	June 30, 2025	December 31, 2024

Assets
Cash and due from banks	$60,400	$54,114
Interest-bearing deposits in banks	410,096	304,968
Securities available for sale	570,000	577,240
Loans held for sale	17,182	20,542
Loans held for investment	3,098,978	3,055,054
Less: Allowance for credit losses	(45,010)	(43,237)
Net loans held for investment	3,053,968	3,011,817
Premises and equipment, net	51,329	52,951
Goodwill	19,315	19,315
Intangible assets	1,417	1,720
Mortgage servicing rights	25,134	26,292
Other assets	154,833	163,280
Total assets	$4,363,674	$4,232,239

Liabilities and Stockholders’ Equity
Noninterest-bearing deposits	$998,759	$935,510
Interest-bearing deposits	2,740,179	2,685,366
Total deposits	3,738,938	3,620,876
Short-term borrowings	1,352	—
Subordinated debt	64,054	63,961
Junior subordinated deferrable interest debentures	46,393	46,393
Other liabilities	58,863	62,060
Total liabilities	3,909,600	3,793,290
Stockholders’ Equity
Common stock	16,230	16,456
Additional paid-in capital	90,268	97,287
Retained earnings	407,822	385,827
Accumulated other comprehensive income (loss)	(60,246)	(60,621)
Total stockholders’ equity	454,074	438,949
Total liabilities and stockholders’ equity	$4,363,674	$4,232,239

South Plains Financial, Inc.
Consolidated Statements of Income
(Unaudited)
(Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024

Interest income:
Loans, including fees	$53,886	$50,571	$104,456	$99,503
Other	10,249	8,637	19,601	18,432
Total interest income	64,135	59,208	124,057	117,935
Interest expense:
Deposits	20,062	21,629	39,889	43,292
Subordinated debt	835	835	1,670	1,670
Junior subordinated deferrable interest debentures	735	856	1,468	1,717
Other	-	-	-	-
Total interest expense	21,632	23,320	43,027	46,679
Net interest income	42,503	35,888	81,030	71,256
Provision for credit losses	2,500	1,775	2,920	2,605
Net interest income after provision for credit losses	40,003	34,113	78,110	68,651
Noninterest income:
Service charges on deposits	2,098	1,949	4,239	3,762
Mortgage banking activities	3,606	3,397	5,719	7,342
Bank card services and interchange fees	3,771	4,052	7,150	7,113
Other	2,690	3,311	5,682	5,901
Total noninterest income	12,165	12,709	22,790	24,118
Noninterest expense:
Salaries and employee benefits	19,708	19,199	39,149	38,187
Net occupancy expense	3,972	4,029	7,999	7,949
Professional services	1,874	1,738	3,604	3,221
Marketing and development	919	860	1,824	1,614
Other	7,070	6,746	13,997	13,531
Total noninterest expense	33,543	32,572	66,573	64,502
Income before income taxes	18,625	14,250	34,327	28,267
Income tax expense	4,020	3,116	7,428	6,259
Net income	$14,605	$11,134	$26,899	$22,008

South Plains Financial, Inc.
Loan Composition
(Unaudited)
(Dollars in thousands)

	As of
	June 30, 2025	December 31, 2024

Loans:
Commercial Real Estate	$1,085,309	$1,119,063
Commercial - Specialized	379,068	388,955
Commercial - General	620,934	557,371
Consumer:
1-4 Family Residential	589,935	566,400
Auto Loans	258,193	254,474
Other Consumer	63,589	64,936
Construction	101,950	103,855
Total loans held for investment	$3,098,978	$3,055,054

South Plains Financial, Inc.
Deposit Composition
(Unaudited)
(Dollars in thousands)

	As of
	June 30, 2025	December 31, 2024

Deposits:
Noninterest-bearing deposits	$998,759	$935,510
NOW & other transaction accounts	1,244,023	498,718
MMDA & other savings	1,072,010	1,741,988
Time deposits	424,146	444,660
Total deposits	$3,738,938	$3,620,876

South Plains Financial, Inc.
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(Dollars in thousands)

	For the quarter ended
	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
Pre-tax, pre-provision income
Net income	$14,605	$12,294	$16,497	$11,212	$11,134
Income tax expense	4,020	3,408	4,222	3,094	3,116
Provision for credit losses	2,500	420	1,200	495	1,775
Pre-tax, pre-provision income	$21,125	$16,122	$21,919	$14,801	$16,025

	As of
	June 30, 2025	March 31, 2025	December 31, 2024		September 30, 2024		June 30, 2024
Tangible common equity
Total common stockholders’ equity	$454,074	$443,743	$	$ 438,949	$	$ 443,122	$	$ 417,985
Less: goodwill and other intangibles	(20,732)	(20,884)		(21,035)		(21,197)		(21,379)

Tangible common equity	$433,342	$422,859	$	$ 417,914	$	$ 421,925	$	$ 396,606

Tangible assets
Total assets	$4,363,674	$4,405,209	$	$ 4,232,239	$	$ 4,337,659	$	$ 4,220,936
Less: goodwill and other intangibles	(20,732)	(20,884)		(21,035)		(21,197)		(21,379)

Tangible assets	$4,342,942	$4,384,325	$	$ 4,211,204	$	$ 4,316,462	$	$ 4,199,557

Shares outstanding	16,230,475	16,235,647		16,455,826		16,386,627		16,424,021

Total stockholders’ equity to total assets	10.41%	10.07%		10.37%		10.22%		9.90%
Tangible common equity to tangible assets	9.98%	9.64%		9.92%		9.77%		9.44%
Book value per share	$27.98	$27.33		$26.67		$27.04		$25.45
Tangible book value per share	$26.70	$26.05		$25.40		$25.75		$24.15